U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

           STATEMENT OF CHANGES OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(h) of the Investment Company Act of 1940

|_| Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
================================================================================
1. Name and Address of Reporting Person*

   Kneafsey, John P.
--------------------------------------------------------------------------------
   (Last)                (First)                 (Middle)

                    c/o Pathfinder Advisory Services, Inc.
                          9515 Deereco Road, Suite 903
--------------------------------------------------------------------------------
                                    (Street)

   Timonium              MD                      21093
--------------------------------------------------------------------------------
   (City)                (State)                 (Zip)

--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Siena Holdings, Inc. - SIEN
--------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an entity (Voluntary)


--------------------------------------------------------------------------------
4. Statement for Month/Day/Year

   12/17/2002
--------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Day/Year)


--------------------------------------------------------------------------------
6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   |X|   Director                             |X|   10% Owner
   |X|   Officer (give title below)           |X|   Other (specify below)

                            Chief Executive Officer
--------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by One Reporting Person
   |_|  Form filed by More than One Reporting Person

================================================================================

* If the Form is filed by more than one reporting person, see Instruction
  4(b)(v).

--------------------------------------------------------------------------------
Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                               6.
                                                                4.                              5.             Owner-
                                       2A.                      Securities Acquired (A) or      Amount of      ship
                                       Deemed     3.            Disposed of (D)                 Securities     Form:     7.
                          2.           Execution  Transaction   (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                          Transaction  Date,      Code          ----------------------------    Owned          (D) or    Indirect
1.                        Date         if any     (Instr. 8)               (A)                  Following      Indirect  Beneficial
Title of Security         (Month/      (Month/    ------------  Amount      or     Price        Reported       (I)       Ownership
(Instr. 3)                Day/Year)    Day/Year)  Code     V               (D)                  Transaction(s) (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock              12/17/02                P             36134      A       1.05         3165699        D
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

--------------------------------------------------------------------------------
FORM 4 (continued)

--------------------------------------------------------------------------------
 Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
                                                                                                          9.         10.
                                                                                                          Number     Owner-
                                                                                                          of         ship
            2.                                                                                            Deriv-     Form of
            Conver-                           5.                               7.                         ative      Deriv-  11.
            sion                              Number of                        Title and Amount           Secur-     ative   Nature
            or               3A.              Derivative     6.                of Underlying     8.       ities      Secur-  of
            Exer-            Deemed   4.      Securities     Date              Securities        Price    Bene-      ity:    In-
            cise    3.       Execut-  Trans-  Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially   Direct  direct
            Price   Trans-   tion     action  or Disposed    Expiration Date   ----------------  Deriv-   Owned      (D) or  Bene-
1.          of      action   Date,    Code    of(D)          (Month/Day/Year)           Amount   ative    Following  In-     ficial
Title of    Deriv-  Date     if any   (Instr. (Instr. 3,     ----------------           or       Secur-   Reported   direct  Owner-
Derivative  ative   (Month/  (Month/  8)      4 and 5)       Date     Expira-           Number   ity      Trans-     (I)     ship
Security    Secur-  Day/     Day/     ------  ------------   Exer-    tion              of       (Instr.  actions    (Instr. (Instr.
(Instr. 3)  ity     Year)    Year)    Code V  (A)    (D)     cisable  Date     Title    Shares   5)       (Instr. 4) 4)      4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:



Date: 12/19/2002                      /s/ John P. Kneafsey
                                      ------------------------------------------
                                      ** Signature of Reporting Person

                                      Name:  John P. Kneafsey
                                             c/o Pathfinder Advisory Services,
                                             Inc.
                                             9515 Deereco Road, Suite 903
                                             Timonium, MD 21093



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, See Instruction 6 for procedure.